December 3, 1996

Amrion, Inc.
6565 Odell Place
Boulder, CO 80301

Re:      Registration Statement on Form S-8
         Opinion of Counsel

Ladies and Gentlemen:

         As counsel for Amrion, Inc., a Colorado corporation (the "Corporation"), we have examined the Articles of Incorporation, as amended, the bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as in our judgment we have deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-8 (the "Registration Statement"), covering the registration of shares of common stock, $.001 par value per share underlying options (the "Options") issued by the Corporation. Based upon the foregoing, we are of the opinion that:

         1.The common stock is duly and validly authorized and a sufficient number of shares has been reserved for issuance upon exercise of the Options.

         2. Upon exercise of the Options in accordance with their terms, the common stock issued will be legally issued as fully paid and non-assessable shares of the Corporation.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this Opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,
                                            /s/ Friedlob Sanderson Raskin
                                            Paulson & Tourtillott, LLC